                                                                    Exhibit 10.1

                        EXECUTIVE EMPLOYMENT AGREEMENT


     This Agreement is made as of the latest date indicated below between iGATE Capital Corporation, a Pennsylvania corporation (hereinafter called the "Company") and the undersigned employee, Michael J. Zugay (hereinafter called the "Executive").

     WHEREAS, this Agreement is a term and condition of Executive's continued employment and is made in consideration for such employment, wages and benefits offered to Executive contemporaneously with this Agreement and for the grant of a restricted stock award offered to Executive; and

     WHEREAS, this Agreement is necessary for the protection of Company's legitimate and protectible business interests in its customers, prospective customers, accounts and confidential, proprietary and trade secret information.

     NOW THEREFORE, for the consideration set forth herein, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, Company and Executive agree as follows:

     1.   DEFINITIONS.  As used herein:
          -----------

          (a) "Company" shall mean iGATE Capital Corporation and any affiliate or joint venture of iGATE Capital Corporation including any direct or indirect parent or subsidiary of iGATE Capital Corporation, as well as any of their respective operating divisions.

          (b) "Confidential Information" shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning Company's accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, Company manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know how and operating methods and any other trade secret or proprietary information belonging to the Company or relating to the Company's affairs that is not public information.

          (c) "Customer(s)" shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Executive as a result of Executive's access to the Company's business information, Confidential Information, customer lists or customer account information; (ii) that is a business entity or individual with whom the Company has contracted or negotiated during the one (1) year period preceding the termination of Executive's employment; or (iii) who is or becomes a prospective client, customer or acquisition candidate of the Company during the period of Executive's employment.

          (d) "Competing Business" shall mean any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages in, invests in, produces or sells any products, services, or businesses which are the same or similar to those produced, marketed, invested in or sold by the Company.

     2.   DUTIES.  Executive, who is employed as an at-will employee in the
          ------
position set forth on Schedule A hereof as of the date of this Agreement, agrees to be responsible for such duties as are commensurate with and required by such position and any other duties as may be assigned to Executive by Company from time to time. Executive further agrees to perform Executive's duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use Executive's best efforts to advance the business and goodwill of Company. Executive further agrees to devote all of Executive's business time, skill, energy and attention exclusively to the business of the Company and to comply with all rules, regulations and procedures of the Company. During the term of this Agreement, Executive will not engage in any other business for Executive's own account or accept any employment from any other business entity, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other person, firm or corporation, other than as a volunteer for charitable organizations, without the prior written approval of Company, which shall not be unreasonably withheld.

     3.   COMPENSATION.  Executive's annual base salary and other compensation
          ------------
as of the date of this Agreement are as set forth on Schedule A hereto. Said wages and compensation are subject to being reviewed and modified annually by the Company. The Company shall be entitled to withhold from any payments to Executive pursuant to the provisions of this Agreement any amounts required by any applicable taxing or other authority, or any amounts loaned to Executive by the Company.

     4.   BENEFITS.  Executive is eligible for the standard Company benefits
          --------
which the Company may modify from time to time. Executive is also entitled to four (4) weeks of paid vacation per year. In addition, the Company will also allow Executive paid time off and the reimbursement of actual costs of Executive obtaining forty (40) hours of continuing education credits in order to maintain Executive's CPA certificate in the Commonwealth of Pennsylvania.

     5.   RESTRICTED STOCK AWARD.
          ----------------------

          (a) Subject to the terms and conditions of this Agreement, the Company shall grant Employee a Restricted Stock Award in the amount of One Hundred Fifty Thousand (150,000) shares (the "Restricted Stock") of common stock of the Company pursuant to the Company's Stock Incentive Plan (the "Plan") as currently in effect. The effective date of this grant shall be April 2, 2001. Initially, all such shares of Restricted Stock shall be Unvested Restricted Stock (as defined in the Plan). As such, Executive shall have the benefit of the rights associated with the shares subject to the Restricted Stock Award as described in Section 10 of the Plan and shall be bound by the restrictions of transferability set forth therein. The shares of Unvested Restricted Stock shall become vested and no longer subject to a risk of forfeiture in accordance with the vesting schedule as shown on Schedule B. However, the entire amount of the Unvested Restricted Shares shall accelerate and become immediately vested: (i) upon a sale

                                      -2-                        (Initial _____)
or transfer of fifty percent (50%) or more of the then outstanding shares of capital stock of the Company (a "Change In Control Event"), provided, the Company's obligations with respect to Executive's Restricted Stock are not continued or otherwise assumed on similar terms by the Company or any successor thereof: or (ii) following a Change In Control Event, on the date of termination of Executive's employment by the Company or any successor thereof for any reason, provided such termination occurs prior to the one year anniversary of the date of the Change In Control Event.

          (b) For the purpose of addressing any tax withholding obligation that may arise in connection with the Restricted Stock Award, the Company agrees to make available to Executive a loan of up to forty (40%) percent of the fair market value of the stock grant as determined by the closing price of the stock as of Friday, March 30, 2001. Any such loan shall be full recourse, shall bear interest at the commercial lending rate then being used by PNC Bank, N.A. and shall be secured by a pledge of the shares subject to the Restricted Stock Award. The principal amount of the loan shall be due and payable no later than December 31, 2003 or, in the event that Executive's employment is terminated by the Company for any reason, on the date of termination of Executive's employment with the Company, and the Company may reduce the Severance Benefit owed to Employee by an amount sufficient to satisfy this payment. No less than forty (40%) of any gross proceeds realized by Executive from the sale of any shares of stock granted pursuant to the Restricted Stock Award shall be applied by Executive toward the principal of the loan. The interest on the loan will be paid by Executive at the end of every quarter beginning on June 30, 2001.

     6.   POLICIES AND PRACTICES.  Executive agrees to abide by all Company
          ----------------------
rules, regulations, policies, practices and procedures which the Company may amend from time to time.

     7.   AGREEMENT NOT TO COMPETE.  In order to protect the business interests
          ------------------------
and good will of the Company with respect to Customers and accounts, and to protect Confidential Information, Executive covenants and agrees that for the entire period of time that this Agreement remains in effect, and for a period of one (1) year after termination of Executive's employment for any reason, Executive will not:

          (a) directly or indirectly contact any Customer of the Company for the purpose of soliciting such Customer to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by Company;

          (b) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Executive to employ any person who is employed by Company at any time during the term of this Agreement, or in any manner facilitate the leaving of any such person from his or her employment with Company;

          (c) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its employees or solicit, induce, or attempt to induce employees of the Company to terminate employment with the Company and

                                      -3-                        (Initial _____)
become self-employed or employed with others in the same or similar business or any product line or service provided by Company; or

          (d) directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business operating within the United States or any other country where the Executive has worked and/or conducted business for the Company within the one (1) year period prior to the termination of Executive's employment.

         Executive acknowledges that the Company is engaged in business throughout the United States, as well as in other countries and that the marketplace for the Company's products and services is worldwide. Executive further covenants and agrees that the geographic, length of term and types of activities restrictions (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the scope of the Company's business.

         In the event that a court of competent jurisdiction shall determine that one or more of the provisions of this Paragraph 7 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Paragraph enforceable. If the Executive violates the provisions of this Paragraph 7, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred. Executive acknowledges that the offer of employment by the Company, or any other consideration offered for signing this agreement, is sufficient consideration for Executive's agreement to the restrictive covenants set forth in this Paragraph 7. Executive agrees that Executive's signing of an Employment Agreement containing the restrictive covenants set forth herein was a condition precedent to Executive's continued employment with Company.

     8.   NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.  The Executive
          ----------------------------------------------------
termination of such employment, not to communicate or divulge to any person, firm, corporation or business entity, either directly or indirectly, and to hold in strict confidence for the benefit of the Company, all Confidential Information except that Executive may disclose such Information to persons, firms or corporations who need to know such Information during the course and within the scope of Executive's employment. Executive will not use any Confidential Information for any purpose or for Executive's personal benefit other than in the course and within the scope of Executive's employment. Executive agrees to sign and abide by the terms and conditions of Company's Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Schedule C and incorporated as though fully set forth herein.

     9.   TERMINATION.  This Agreement may be terminated by either party with or
          -----------
without cause under the following conditions:

                                      -4-                        (Initial _____)

          (a)  With Cause Termination.  Executive may be terminated from
               ----------------------
employment with "cause". "Cause" shall mean (i) the commission of a crime involving moral turpitude, theft, fraud or deceit; (ii) conduct which brings the Company or any of its related entities into public disgrace or disrepute, (iii) substantial or continued unwillingness to perform duties as reasonably directed by Executive's supervisors or the Board of Directors; (iv) gross negligence or deliberate misconduct; (v) any material breach of paragraphs 7 or 8 of this Agreement, or Executive's Confidential Information and Intellectual Property Protection Agreement; or (vi) Executive's own voluntary separation from employment. Upon the occurrence of (ii), (iii) or (iv) above, the Company must give thirty (30) days prior written notice to Executive stating the reason for such termination and shall provide Executive an opportunity to remedy or cure such cause during this thirty day (30) period provided that such cause can be satisfactorily remedied or cured. If such cause is not remedied or cured during this period, Company may terminate Executive's employment immediately. In the event that Executive is terminated with "cause", the Company may immediately cease payment of any further wages, benefits or other compensation hereunder. Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to Paragraphs 7 and 8, in the event that Executive is terminated with cause. Executive agrees to provide Company with thirty (30) days notice should Executive voluntarily decide to separate from Executives employment.

          (b)  Without Cause.  In the event that Executive's employment is
               -------------
terminated without cause, Executive will be paid six (6) months severance ("Severance Period") at Executive's last base salary, plus Executive's accrued and unused vacation time. However, if a Change in Control Event occurs, Executive's Severance Period shall be twelve (12) months at Executive's last base salary plus Executive's accrued and unused vacation time. The payments referenced herein, less appropriate deductions, will be paid as salary continuation pursuant to the Company's regular schedule and payroll practices. However, the accrued and unused vacation time will be paid in full within 30 days of the termination date. Executive shall also be entitled to continued vesting during the Severance Period. Executive shall also be entitled to continue in the Company's health, dental, vision and life insurance plans at the same benefit level existing at the time of employment termination during the Severance Period. In the event that Executive obtains employment with another employer during the Severance Period and said new employer provides similar benefits, Executive's right to receive further benefits (excluding salary and vesting of options) shall terminate upon receipt of said benefits from Executive's new employer. Executive shall not be entitled to any salary or benefits other than those stated herein. Executive acknowledges Executive's continuing obligations under this Agreement including, but not limited to Paragraphs 7, and 8, in the event that Executive is terminated without cause. Executive further acknowledges that the payment of any severance under this Agreement is conditioned upon Executive first signing an agreement and release of all claims against the Company in a form similar to the one attached hereto as Schedule D.

     10.  TERM.  Executive's employment shall continue from year to year or
          ----
until such employment is terminated in accordance with the provisions of Paragraph 9.

     11.  EQUITABLE RELIEF; FEES AND EXPENSES.  Executive stipulates and agrees
          -----------------------------------
that any breach of this Agreement by Executive will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that Company

                                      -5-                        (Initial _____)
could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company shall have the right, without objection from Executive, to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect the Company against, or on account of, any breach by Executive of the provisions of this Agreement without the need to post bond. Such right to equitable relief is in addition to all other legal remedies Company may have to protect its rights. In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, Executive shall be responsible for reimbursing the Company for all costs associated with obtaining the relief, including reasonable attorneys' fees, and expenses and costs of suit. Executive further covenants and agrees that any other of court or judgment obtained by the Company which enforces the Company's rights under this Agreement may be transferred, without objection or opposition by the Executive, to any court of law or other appropriate law enforcement body located in any other state in the U.S.A. or any other country in the world where Company does business, and that said court or body shall give full force and effect to said order and or judgment.

     12.  EMPLOYMENT DISPUTE SETTLEMENT PROCEDURE-WAIVER OF RIGHTS.  In
          --------------------------------------------------------
consideration of the Company employing Executive and the wages and benefits provided under this Agreement, Executive and the Company each agree that, in the event either party (or its representatives, successors or assigns) brings an action in a court of competent jurisdiction relating to Executive's recruitment, employment with, or termination of employment from the Company, the plaintiff in such action agrees to waive his, her or its right to a trial by jury, and further agrees that no demand, request or motion will be made for trial by jury.

     In consideration of the Company employing Executive, and the wages and benefits provided under this Agreement, Executive further agrees that, in the event that Executive seeks relief in a court of competent jurisdiction for a dispute covered by this Agreement, the Company may, at any time within 60 days of the service of Executive's complaint upon the Company, at its option, require all or part of the dispute to be arbitrated by one arbitrator in accordance with the rules of the American Arbitration Association. Executive agrees that the option to arbitrate any dispute is governed by the Federal Arbitration Act, and is fully enforceable. Executive understands and agrees that, if the Company exercises its option, any dispute arbitrated will be heard solely by the arbitrator, and not by a court. The parties agree that the prevailing party shall be entitled to have all of their legal fees paid by the non-prevailing party. This pre-dispute resolution agreement will cover all matters directly or indirectly related to Executive's recruitment, employment or termination of employment by the Company; including, but not limited to, claims involving laws against any form of discrimination whether brought under federal and/or state law, and/or claims involving co-employees, but excluding Worker's Compensation Claims.

     THE RIGHT TO A TRIAL, AND TO A TRIAL BY JURY, IS OF VALUE. YOU MAY WISH TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. IF SO, TAKE A COPY OF THIS AGREEMENT WITH YOU. HOWEVER, YOU WILL NOT BE OFFERED EMPLOYMENT UNDER THIS AGREEMENT UNTIL THIS AGREEMENT IS SIGNED AND RETURNED BY YOU.

                                      -6-                        (Initial _____)

     13.  AMENDMENTS.  No supplement, modification, amendment or waiver of the
          ----------
terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

     14.  ACKNOWLEDGMENTS OF EXECUTIVE.  Executive hereby acknowledges and
          ----------------------------
agrees that: (a) this Agreement is necessary for the protection of the legitimate business interests of the Company; (b) the restrictions contained in this Agreement may be enforced in a court of law whether or not Executive is terminated with or without cause or for performance related reasons; (c) Executive has no intention of competing with the Company within the limitations set forth above; (d) Executive has received adequate and valuable consideration for entering into this Agreement; (e) Executive's covenants shall be construed as independent of any other provision in this Agreement and the existence of any claim or cause of action Executive may have against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Company of these covenants; and (f) the execution and delivery of this Agreement is a mandatory condition precedent to the Executive's receipt of the consideration provided herein.

     15.  FULL UNDERSTANDING.  Executive acknowledges that Executive has been
          ------------------
afforded the opportunity to seek legal counsel, that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

     16.  ENTIRE AGREEMENT.  This Agreement supercedes all prior agreements,
          ----------------
written or oral, between the parties hereto concerning the subject matter hereof.

     17.  SEVERABILITY.  Whenever possible, each provision of this Agreement
          ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Agreement and shall survive the termination of Executive's employment with Company for any reason.

     18.  OTHER AGREEMENTS.  Executive represents and warrants that Executive is
          ----------------
not a party to or otherwise subject to or bound by the terms of any contract, agreements or understandings that would affect Executive's right or abilities to perform under this Agreement. Executive specifically represents that Executive will not use any confidential information obtained from Executive's prior employer(s) in the performance of Executive's duties herein and is not subject to any other restrictive covenants or non-competition agreements.

                                      -7-                        (Initial _____)

     19.  CHOICE OF LAW, JURISDICTION AND VENUE.  The parties agree that this
          -------------------------------------
Agreement shall be deemed to have been made and entered into in Allegheny County, court or arbitrator geographically located in Allegheny County, Pennsylvania. The Executive hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by the Company to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania. Executives from a forum or court not located in Allegheny County, Pennsylvania.

     20.  SUCCESSORS IN INTEREST.  This Agreement shall be binding upon and
          ----------------------
shall inure to the benefit of the successors, assigns, heirs and legal representatives of the parties hereto. The Company shall have the right to assign this Agreement in connection with a merger, consolidation or restructuring involving the Company, or a sale or transfer of the business and/or any assets of the Company, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. Any successor to the Company is an intended third party beneficiary of this Agreement. Executive may not assign this Agreement.

     21.  NOTICES.  All notices, requests, demands or other communications by
          -------
the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

          (a)  to Company at:

                    Foster Plaza 10
                    680 Andersen Drive
                    Pittsburgh, PA  15220

                    Attention:  President or Chairman of the Board

          (b)  to the Executive at:

                    221 University Drive
                    Aliquippa, PA  15001

                    Attention:  Executive

or at such other address as may be given by either of them to the other in writing from time to time, and such notices, requests, demands, acceptances or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days after the day of mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days from the day of the resumption of normal mail service.

                                      -8-                        (Initial _____)

     22.  COUNTERPARTS; TELECOPY.  This Agreement may be executed in
          ----------------------
counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

     23.  HEADINGS.  The headings used in this Agreement are for convenience
          --------
only and are not to be considered in construing or interpreting this Agreement.

     24.  DRAFTER PROVISION.  The parties agree that they have both had the
          -----------------
opportunity to review and negotiate this Agreement, and that any inconsistency or dispute related to the interpretation of any of the provisions of this Agreement shall not be construed against either party.

     25.  SURVIVABILITY.  The terms of this Agreement survive the termination of
          -------------
Executive's employment with Company for any reason.

     I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT.

iGATE CAPITAL CORPORATION:                  EXECUTIVE:


By:
         -----------------------------      ------------------------------------

Date:                                       Date:
         -----------------------------                --------------------------

Witness:                                    Witness:
         -----------------------------                --------------------------

Date:                                       Date:
         -----------------------------                --------------------------


                                      -9-                        (Initial _____)

                                  Schedule A


1. Position: Senior Vice President and Chief Financial Officer of iGATE Capital Corporation (the "Company"), reporting directly to the CEO and President of the Company.

2. Base Salary: $300,000 (Three hundred thousand dollars) per annum from April 1, 2001 through December 31, 2002. Thereafter, Executive's base salary shall be determined in good faith by the Company's Board of Directors and the CEO or President.

3. Bonus: $75,000 (Seventy five thousand dollars) per annum from April 1, 2001 through December 31, 2002. One hundred percent (100%) of the bonus is contingent and will be based upon the attainment of revenue and operating margin targets of the Company. The bonus will be paid quarterly throughout the period on or before the last day of the month following the close of a quarter and will be calculated on a cumulative calendar year basis.

4. Expenses: The Company will reimburse all properly documented business expenses reasonably related to Executive's performance of Executive's duties hereunder.

5. Stock Options: Executive's current stock options pursuant to the iGATE Capital Corporation Amended and Restated Stock Incentive Plan and the Executive's Stock Option Agreements shall remain in full force and effect, including their original vesting schedule.


BY:  iGATE Capital Corporation                      BY:


-------------------------------                     ----------------------------
Sunil Wadhwani / CEO                                Michael Zugay

                                  Schedule B
                          Vesting of Restricted Stock

                                            Number of Shares                     Remaining
                                              that become                  Number of Restricted
        Vesting Date                         Unrestricted                         Shares
-----------------------------         --------------------------      ------------------------------
April 30, 2001                                 #  4,550                        #145,450
May 31, 2001                                      4,550                         140,900
June 30, 2001                                     4,550                         136,350
July 31, 2001                                     4,550                         131,800
August 31, 2001                                   4,550                         127,250
September 30, 2001                                4,550                         122,700
October 31, 2001                                  4,550                         118,150
November 30, 2001                                 4,550                         113,600
December 31, 2001                                 4,550                         109,050
January 31, 2002                                  4,550                         104,500
February 28, 2002                                 4,550                          99,950
March 31, 2002                                    4,550                          95,400
April 30, 2002                                    4,550                          90,850
May 31, 2002                                      4,550                          86,300
June 30, 2002                                     4,550                          81,750
July 31, 2002                                     4,550                          77,200
August 31, 2002                                   4,550                          72,650
September 30, 2002                                4,550                          68,100
October 31, 2002                                  4,550                          63,550
November 30, 2002                                 4,550                          59,000
December 31, 2002                                 4,550                          54,450
January 31, 2003                                  4,550                          49,900
February 28, 2003                                 4,550                          45,350
March 31, 2003                                    4,550                          40,800
April 30, 2003                                    4,550                          36,250
May 31, 2003                                      4,550                          31,700
June 30, 2003                                     4,550                          27,150
July 31, 2003                                     4,550                          22,600
August 31, 2003                                   4,550                          18,050
September 30, 2003                                4,550                          13,500
October 31, 2003                                  4,550                           8,950
November 30, 2003                                 4,550                           4,400
December 31, 2003                                 4,400                               0
                                               --------

     Grand Total                               #150,000
                                               ========